CERTIFICATE OF OWNERSHIP

AND MERGER

MERGING

EMERALD OIL, INC.

(a Montana corporation)

with and into

EMERALD OIL, INC.

(a Delaware corporation)

Emerald Oil, Inc., a corporation organized and existing under the laws of the State of Montana (the “Corporation”), does hereby certify the following information:

FIRST:	The Corporation was organized pursuant to the provisions of the General Corporate Law of the State of Montana, on May 31, 2011.

SECOND:	The Corporation is the owner of one hundred percent (100%) of the outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of Emerald Oil, Inc., a Delaware corporation incorporated pursuant to the DGCL on June 11, 2014 (“Emerald-Delaware”).

THIRD:	The Board of Directors of the Corporation (the “Board”) has approved, adopted, authorized, ratified, and confirmed the merger of the Corporation with and into Emerald-Delaware, with Emerald-Delaware as the surviving corporation (the “Merger”).

FOURTH:	The resolutions of the Board authorizing and approving the Merger, dated April 14, 2014, are hereby attached as Exhibit A, and such resolutions have not been amended or rescinded and are now in full force and effect.

FIFTH:	The Merger has been approved by the holders of at least a majority of the outstanding shares of stock in the Corporation, at meeting duly called for the purpose.

SIXTH:	The Merger will be effective upon filing of this Certificate of Ownership and Merger.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer on the date first written above.

EMERALD OIL, INC.

By:	/ s/ Paul Wiesner
Name:	Paul Wiesner
Title:	Chief Financial Officer